Exhibit 10.6

FCSTONE, LLC

CEO DEFERRED COMPENSATION PLAN

FOR PAUL G. ANDERSON

CEO DEFERRED COMPENSATION PLAN FOR PAUL G. ANDERSON (“Plan”) of FCSTONE, LLC, with a principle place of business located at West Des Moines, Iowa (“Company”) is hereby adopted effective February 22 , 2002. The Plan is an unfunded deferred compensation plan which is established by Company solely for the purpose of providing deferred compensation performance incentives for PAUL G. ANDERSON, President and Chief Executive Officer of Company (“Participant”), and is established pursuant to the terms of that certain employment agreement between Company and Participant of even date herewith (“Employment Agreement”).

ARTICLE I

DEFINITIONS

1.1 “Deferred Bonus Account” means the account being administered for the contingent benefit of the Participant under Section 3.1 of the Plan. Such account shall not actually be funded but shall be a bookkeeping account established on the Company’s records.

1.2 “Beneficiary” means the individuals, entities or organizations designated in accordance with the provisions of Article XI.

1.3 “Effective Date” shall mean the dated stated above.

1.4 “Plan Year” shall mean the calendar year.

1.5 “Compensation Committee” shall mean the Executive Committee of the Company or such other committee of the Board (or other governing body) designated by the Board of Directors (or other governing body) of the Company.

1.6 “Plan Administrator” shall mean the Compensation committee.

1.7 “Total Disability” shall mean a physical or mental condition of Participant occurring as a result of having a bodily injury or disease or mental disorder that renders him incapable, for a period of 180 consecutive days, of performing the important duties of his position pursuant to the Employment Agreement, as determined in good faith by the Company.

1.8 “Retirement” shall mean that Participant separates from service with the Company after he attains the age of 57 and does not take a position of full-time, or substantially full-time employment, with any other firm which is in competition with Company.

1.9 “Employment Agreement” shall mean the Employment Agreement of even date herewith between Company and Participant.

1.10 “Change of Control” shall mean any merger or acquisition of Company or of substantially all of the assets of Company by any other entity or firm.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1 Participant shall become a participant in the Plan as of the Effective Date. No other person shall be eligible to participate in this Plan.

2.2 In consideration of Participant’s service as an employee of Company from and after the date of this Plan, Company agrees to pay deferred compensation to Participant as herein provided. The amount thereof shall be measured by reference to the amounts credited to the Deferred Bonus Account plus or minus investment results thereon, but nothing contained herein shall make Participant the owner of such account. Any reference herein to the payment of the Deferred Bonus Account shall mean a payment of funds by Company measured by the amount credited to the Deferred Bonus Account.

ARTICLE III

DEFERRED BONUS ACCOUNT

3.1 The Company shall establish an account, referred to as the “Deferred Bonus Account”, in the Participant’s name. The Deferred Bonus Account shall be credited with all sums paid to the Plan on behalf of Participant. The sum of $20,500 shall be credited to such Deferred Bonus Account promptly following adoption of this Plan for service of the Participant for the Plan Year 2002 from the date of this Plan. For each Plan Year after the 2002 Plan Year, a further amount shall be credited to the Deferred Bonus Account which is equal to fifteen percent (15%) of the annual “CEO Incentive Bonus”, as defined in the Employment Agreement, and paid to the Participant for the Company’s fiscal year ending during the prior Plan Year. Such amount shall be credited on a date selected by the Company during the first month of the Plan Year.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 The Company has established this Plan on the condition it (1) will qualify as a “Top Hat” non-qualified deferred compensation plan for purposes of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended and (2) will be approved by all appropriate regulatory agencies with jurisdiction over this matter.

ARTICLE V

UNFUNDED PLAN

5.1 All amounts credited to the Participant’s Deferred Bonus Account shall be contributed to the FCStone CEO Deferred Compensation Trust (the “Trust”) as soon as practicable after being credited to the Participant’s Deferred Bonus Account. The trustee of the Trust (the “Trustee”) shall be responsible for investing the Trust assets, unless the Plan Administrator chooses to comply with the Participant’s investment requests in accordance with Section 8.2 of the Plan. The Participant’s Deferred Bonus Account shall be credited with earnings (and losses) resulting from the investment of the Trust assets.

5.2 Notwithstanding the contribution of amounts in the Participant’s Deferred Bonus Account to the Trust, the right of the Participant (or any Beneficiary) to receive a distribution under the Plan shall be an unsecured claim against the general assets of the Company. Neither the Participant nor his or her Beneficiary shall have any right in or against any amount credited to the Participant’s Deferred Bonus Account or any other specific assets of the Company or the Trust. The Participant shall have the status of a general unsecured creditor of the Company. This Plan constitutes a mere promise by the Company to make benefit payments in the future. The Participant’s Deferred Bonus Account may not in any way be encumbered or assigned by the Participant or any Beneficiary.

ARTICLE VI

VESTING AND TERMINATION

OF CONTINGENT RIGHTS

6.1 Except as provided in Sections 6.2 through 6.4, each annual contribution amount to the Deferred Bonus Account, plus or minus investment results thereon, shall be vested in accordance with the following schedule if Participant is employed by Company as of the vesting date:

Vesting Date	Vested Percentage
December 31 of the Plan Year of Contribution	0%
December 31 of the First Plan Year Following Contribution	20%
December 31 of the Second Plan Year Following Contribution	40%
December 31 of the Third Plan Year Following Contribution	60%
December 31 of the Fourth Plan Year Following Contribution	80%
December 31 of the Fifth and Following Plan Years After Contribution	100%

6.2 In the event of Participant’s separation from service due to Total Disability at a time when the Participant’s Deferred Bonus Account is less than 100 percent vested, any unvested portion of the Deferred Bonus Account shall become 100 percent vested.

6.3 In the event of Participant’s death at a time when the Participant’s Deferred Bonus Account is less than 100 percent vested, any unvested portion of the Deferred Bonus Account shall become 100 percent vested.

6.4 In the event of the Participant’s separation from service due to Retirement, any unvested portion of the Deferred Bonus Account, shall become 100 percent vested if Participant continues to be in Retirement for one year from the date of his separation. Participant shall retain all rights to that portion of the Deferred Bonus Account to which he was vested at the effective date of his Retirement (the “Vested Portion”). The Vested Portion shall be distributed in accordance herewith. The unvested portion of the Deferred Bonus Account at the effective date of his Retirement (The “Holdback”) shall be distributed in accordance herewith upon Participant becoming vested in the Holdback.

6.5 In the event of the termination of Participant’s employment at any time, and for any reason other than Total Disability, Death, or Retirement, all of Participant’s rights in and to any unvested portion in the Deferred Bonus Account shall be deemed terminated, but

Participant shall retain all rights to that portion of the Deferred Bonus Account to which he was vested on the effective date of such separation from service, which shall be distributed in accordance herewith.

ARTICLE VII

PAYMENT OF BENEFITS

7.1 The Company shall, within thirty (30) days of the receipt of written notice from the Participant (the “Distribution Notice”), distribute, or begin distribution of, the Participant’s interest in the vested portion of the Deferred Bonus Account to the Participant or Participant’s designated Beneficiary under one, or any combination of the following methods: (1) lump sum; or (2) payment in monthly, quarterly or annual installments over a fixed reasonable period of time, not exceeding the life expectancy of the Participant, or the joint life and last survivor expectancy of Participant and Participant’s designated Beneficiary. If applicable, any distribution of Holdback will be made or commence within ten (10) days of becoming vested.

7.2 The Distribution Notice shall be given by the Participant, or his personal representative, within thirty (30) days following (i) Participant’s separation from service due to Disability or Retirement, or other termination of employment by the Company or (ii) the appointment of a personal representative of the Participant upon his death. If the Participant fails to provide the Distribution Notice in accordance with the time frame indicated above, the Participant shall be deemed to have elected the “lump sum” distribution method on the date which is thirty (30) days after the date of separation from service due to Disability or Retirement, or other termination of employment by the Company, or the date of the appointment of his personal representative.

ARTICLE VIII

DUTIES OF PLAN ADMINISTRATOR

8.1 The Plan shall be administered by the Plan Administrator. The Plan Administrator may from time to time establish rules and regulations for the administration of the Plan and adopt standard forms for such matters as elections, beneficiary designations and applications for benefits, provided such rules and forms are not inconsistent with the provisions of the Plan. All determinations of the Plan Administrator shall be binding on all parties. In construing or applying the provisions of the Plan, the Plan Administrator shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, whether or not any question or dispute has arisen as to any distribution from the Plan. The Plan Administrator shall be responsible for maintaining books and records for the Plan.

8.2 The Participant may request that the Deferred Bonus Account be allocated among qualified investment options established by the Plan Administrator. The initial allocation request may be made at the Effective Date. Once made, an investment allocation request shall remain in effect until changed by the Participant. The Participant may request different investment allocation by submitting a written request to the Plan Administrator on such form as may be required by the Plan Administrator. Plan Administrator may, but is not required to, comply with the Participant’s investment requests. To the extent the Plan Administrator chooses to comply with the Participant’s investment requests, it shall instruct the Trustee of the Trust to invest the assets of the Trust accordingly.

Neither the Company nor the Plan Administrator shall be liable for any loss, nor liable for any breach, resulting from the Participant’s direction of the investment of any part of his Deferred Bonus Account.

ARTICLE IX

CLAIMS PROCEDURE

9.1 If a benefit under this Plan is not paid to Participant or Participant’s designated Beneficiary and such person believes that he or she is entitled to receive it, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payment was to be made. Such claim shall be reviewed by the Plan Administrator and the Company. If the claim is denied, in full or in part, the Plan Administrator shall provide written notice within ninety (90) days setting forth the specific reasons for denial. The notice shall include specific reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim, if any. Such written notice shall also indicate the steps to be taken if a review of the denial is desired.

If the claim is denied and a review is desired, the claimant shall notify the Plan Administrator in writing within sixty (60) days. A claim shall be treated as denied if the Plan Administrator does not take action in the aforesaid ninety (90) day period. In requesting review, the claimant may review this Plan or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In his or her sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific provisions of this Plan on which the decision is based.

ARTICLE X

SPENDTHRIFT PROTECTION

10.1 The right of the Participant or Beneficiary in any benefit or to any payment hereunder shall not be subject to attachment or other legal process by creditors of the Participant or of such Beneficiary or to anticipation, alienation, sale, transfer, assignment or encumbrance.

ARTICLE XI

BENEFICIARIES

11.1 Participant from time to time may designate any individuals, entities or organizations (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed in writing with the Company during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Company shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Company, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Company deems to be appropriate.

11.2 Any communication, statement, or notice addressed to the Participant or to a Beneficiary at his, her or its last post office address as shown on the Company’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company shall not be obliged to search for Participant or any Beneficiary beyond the sending of a registered letter to such last known address. If the Company notifies Participant or any Beneficiary that he, she or it is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his, her or its location known to the Company within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Company, the Company may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Company determines. If the location of none of the foregoing persons can be determined, the Company shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

ARTICLE XII

AMENDMENT OR TERMINATION

12.1 The Company reserves the right to amend, modify, terminate or discontinue the Plan at any time; provided, however, that the provisions of Section 6.4 shall not be amended during the two-year period following the effective date of a Change in Control. If the Company terminates or discontinues the Plan, all existing benefits shall be fully vested.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

13.2 Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving a Participant or other person any legal or equitable right against the Company except as provided in the Plan. In no event shall the terms of employment of the Participant be modified or in any way affected by the Plan.

13.3 This Plan shall be construed in accordance with applicable federal law and, to the extent applicable, the laws of the State of Iowa.

13.4 Participant agrees that, as a condition for his entitlement to payments by the Company, he will not engage in any employment either as an employee or as an independent contractor with any person or firm that is a business competitor of the Company, unless his employment shall be terminated by the Company during the two-year period following a Change of Control. If, at any time, Participant violates this obligation without the written consent of the Company, the obligation of it to make any future payments to Participant or to his beneficiaries under this Plan shall immediately terminate.

13.5 This Plan shall be binding upon and inure to the benefit of the Company and the Participant and their respective next of kin, successors, assignees, heirs, personal representatives, executors, administrators, and legatees.

IN WITNESS WHEREOF, the Company has by its appropriate officer executed this Plan on February 22, 2002.

FCSTONE, LLC

By:	/s/ Bruce Krehbiel
Chairman

By:	/s/ Larry Taylor
Secretary

ACCEPTED:

/s/ Paul G. Anderson
Paul G. Anderson, Participant